EXHIBIT 10.45

                                             PAGES WHERE CONFIDEENTIAL TREATMENT
                                                  HAS BEEN REQUESTED ARE STAMPED
                                              "CONFIDENTIAL TREATMENT REQUESTED.
                                                  THE REDACTED MATERIAL HES BEEN
                                           SEPERATELY FILED WITH THE COMISSION."
                                         THE APPROPRIATE SECTION HAS BEEN MARKED
                                                       AT THE APPROPRIATE PLACE.

                            ASSET PURCHASE AGREEMENT

                           Dated as of August 30, 1996
                                  By and Among

                     Castle Dental Centers of New York, Inc.
                                  as Purchaser,

                           Castle Dental Centers, Inc.

               Jules V. Lane D.D.S. d/b/a American Dental Centers,
        J.V. Lane Professional Corporation d/b/a American Dental Centers,
                                 Lisadent Corp.
                                    as Seller

                                       and

                              Jules V. Lane D.D.S.

                                TABLE OF CONTENTS

                                   ARTICLE I

      DEFINITIONS............................................................1
      1.1   Definitions......................................................1

                                  ARTICLE II

      THE TRANSACTION........................................................6
      2.1   Purchase and Sale of Assets......................................6
      2.2   Excluded Assets..................................................8
      2.3   Assumption of Obligations........................................9
      2.4   Nonassignable Contracts and Leases...............................9
      2.5   Closing.........................................................10
      2.6   Pre-Closing.....................................................10
      2.7   Preparation of Schedules........................................10

                                  ARTICLE III

      PAYMENT OF PURCHASE PRICE.............................................11
      3.1   Amount; Allocation; Delivery....................................11
      3.2   Purchase Price Adjustment.......................................12
      3.3   Apportionments..................................................12
      3.4   Agency Relationship.............................................12

                                  ARTICLE IV

      REPRESENTATIONS AND WARRANTIES OF SELLER
      AND THE SHAREHOLDER...................................................13
      4.1   Representations and Warranties of Seller and the Shareholders.  13
      4.2   Existence and Good Standing.....................................13
      4.3   Authorization and Validity of Agreement.........................13

      4.4   Capital Stock.  ................................................14
      4.5   Consents and Approvals; No Violations...........................14
      4.6   Subsidiaries and Affiliates.....................................15
      4.7   Financial Statements; No Material Adverse Change................15
      4.8   Books and Records...............................................16
      4.9   Title to Properties; Encumbrances; Condition....................16
      4.10  Real Property Leases............................................16
      4.11  Personal Property Leases........................................17
      4.12  Material Contracts..............................................17
      4.13  Permits.........................................................18
      4.14  Litigation......................................................18
      4.15  Taxes...........................................................18
      4.16  Insurance.......................................................19
      4.17  Intellectual Properties.........................................19
      4.18  Compliance with Laws............................................20
      4.19  Employment Relations............................................20
      4.20  Employee Benefit Plans..........................................20
      4.21  Environmental Laws and Regulations..............................20
      4.22  Interests in Customers, Suppliers, Etc..........................21
      4.23  Compensation of Employees and Independent Contractors...........21
      4.24   Payors.  ......................................................21
      4.25  Accounts Receivable.............................................21
      4.26  Solvency........................................................21
      4.27  Union Contracts.................................................22
      4.28  Disclosure......................................................22
      4.29  Investments.....................................................23
      4.30  Broker's or Finder's Fees.......................................23
      4.31  Copies of Documents.............................................23
      4.32  Investment Representations......................................23

                                   ARTICLE V

      REPRESENTATIONS AND WARRANTIES
      OF PURCHASER AND CASTLE...............................................24
      5.1   Existence and Good Standing.....................................24
      5.2   Authorization and Validity of Agreement.........................25
      5.3   Consents and Approvals; No Violations...........................25

      5.4   Compliance with Laws............................................26
      5.5   Broker's or Finder's Fees.......................................27
      5.6   Capital Stock...................................................27
      5.7   Litigation......................................................27
      5.8   Financial Statement; No Material Adverse Change.................27
      5.9   Books and Records...............................................28
      5.10  Capitalization Table............................................28

                                  ARTICLE VI

      CONDITIONS TO SELLER'S AND THE SHAREHOLDERS' OBLIGATIONS..............28
      6.1   Truth of Representations and Warranties.........................28
      6.2   Performance of Agreements.......................................28
      6.3   No Litigation Threatened........................................29
      6.4   Consideration...................................................29
      6.5   Governmental Approvals..........................................29
      6.6   Proceedings.....................................................29
      6.7   Good Standing Certificates......................................29
      6.8   Employment Agreement............................................29
      6.9   Registration Rights Agreement...................................29
      6.10  Lease Agreements.  .............................................29
      6.11  Ancillary Agreement.............................................30
      6.12  Legal Opinion...................................................30
      6.13  Initial Public Offering.........................................30

                                  ARTICLE VII

      CONDITIONS TO PURCHASER'S OBLIGATIONS.................................30
      7.1   Truth of Representations and Warranties.........................30
      7.2   Performance of Agreements.......................................30
      7.3   No Material Adverse Change......................................30
      7.4   Documents of Conveyance.........................................31
      7.5   No Litigation Threatened........................................31

      7.6   Governmental Approvals..........................................31
      7.7   Consents........................................................31
      7.8   Legal Opinion...................................................31
      7.9   Proceedings.....................................................31
      7.10  Execution of Management Services Agreement......................32
      7.11  Lease Agreement.................................................32
      7.12  Agreement with American Medical and Life Insurance Company......32
      7.13  Employment Agreement............................................32
      7.14  Due Diligence...................................................32
      7.15  Tradename and Trademark License Agreements......................32
      7.16  Accounts Receivable Purchase Agreement..........................32
      7.17  Option Agreement................................................33
      7.18  Ancillary Agreement.............................................33
      7.19  Good Standing Certificates......................................33
      7.20  Releases of Liens...............................................33
      7.21  Termination of S Corp Status....................................33
      7.22  Execution of Lock-Up Agreement..................................33
      7.23  Initial Public Offering.........................................33

                                 ARTICLE VIII

      COVENANTS OF SELLER AND THE SHAREHOLDERS..............................33
      8.1   Cooperation by Seller...........................................33
      8.2   Conduct of Business.............................................34
      8.3   Exclusive Dealing...............................................35
      8.4   Review of the Assets............................................35
      8.5   Further Assurances..............................................35

                                  ARTICLE IX

      COVENANTS OF PURCHASER AND CASTLE.....................................36
      9.1   Cooperation by Purchaser........................................36
      9.2   Books and Records; Personnel....................................36
      9.3   Further Assurances..............................................36

      9.4   Castle Board of Directors.......................................37

                                   ARTICLE X

      TERMINATION...........................................................37

      10.1  Termination.....................................................37
      10.2  Effect on Obligations...........................................38

                                  ARTICLE XI

      SURVIVAL AND INDEMNIFICATION..........................................38
      11.1  Indemnification of the Seller and the Shareholders..............38
      11.2  Indemnification of the Purchaser and Castle.....................39
      11.3  Demands.........................................................39
      11.4  Right to Contest and Defend.....................................40
      11.5  Cooperation.....................................................40
      11.6  Right to Participate............................................41
      11.7  Payment of Damages..............................................41

                                  ARTICLE XII

      MISCELLANEOUS.........................................................41
      12.1  Entire Agreement................................................41
      12.2  Successors and Assigns..........................................41
      12.3  Counterparts....................................................41
      12.4  Headings........................................................42
      12.5  Modification and Waiver.........................................42
      12.6  No Third Party Beneficiary Rights...............................42
      12.7  Sales and Transfer Taxes........................................42
      12.8  Expenses........................................................42
      12.9  Notice..........................................................42
      12.10 Governing Law...................................................44
      12.11 Confidentiality; Publicity......................................44
      12.12 Consent to Jurisdiction.........................................45
      12.13 Severability....................................................45
      12.14 Enforcement.....................................................45

      12.15 Guaranty of Obligations.........................................45
      12.16 Consent to Disclosure...........................................45

SCHEDULES

      Schedule 2.2(b)   Excluded Contracts
      Schedule 2.2(g)   Excluded Assets
      Schedule 2.3      Assumed Obligations
      Schedule 4.5      Consents
      Schedule 4.6      Assets Used in Business Not Owned by Seller
      Schedule 4.7      Material Adverse Change
      Schedule 4.9      Encumbrances
      Schedule 4.10     Leased Real Property
      Schedule 4.11     Leased Personal Property
      Schedule 4.12     Material Contracts and Proposals
      Schedule 4.13     Permits
      Schedule 4.14     Litigation
      Schedule 4.15     Taxes
      Schedule 4.16     Insurance Policies
      Schedule 4.17     Intellectual Property
      Schedule 4.21     Environmental Matters
      Schedule 4.22     Interest in Customers
      Schedule 4.23     Employee Compensation
      Schedule 4.24     Payors
      Schedule 4.27     Union Contracts
      Schedule 5.10     Capitalization Table


EXHIBITS

      Exhibit A         Employment Agreement
      Exhibit B         [RESERVED]
      Exhibit C         Registration Rights Agreement
      Exhibit D         Management Services Agreement

      Exhibit E         Ancillary Agreement

                            ASSET PURCHASE AGREEMENT

      ASSET PURCHASE AGREEMENT dated as of August 30, 1996 by and among Castle Dental Centers of New York, Inc., a New York corporation ("Purchaser"), Castle Dental Centers, Inc., a Delaware corporation ("Castle"), Jules V. Lane D.D.S. d/b/a American Dental Centers, J.V. Lane Professional Corporation, a New York professional corporation d/b/a American Dental Centers ("Lane PC"), Lisadent Corp. ("Lisadent") (collectively "Seller") and Jules V. Lane D.D.S. the sole shareholder of Lane PC and one of the shareholders of Lisadent ("Dr. Lane"), and Linda Lane, the other shareholder of Lisadent (Dr. Lane and Linda Lane are referred to collectively as the "Shareholders").

                                   WITNESSETH:

      WHEREAS, Seller wishes to sell, and Purchaser wishes to purchase, substantially all of the property, assets and business of Seller, all upon the terms and subject to the conditions set forth below.

      NOW, THEREFORE, for the mutual covenants and other consideration described herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

      1.1 DEFINITIONS. As used herein, the following terms have the meanings set forth below (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

      "ACCOUNTS RECEIVABLE": all notes and accounts receivable of Seller relating to the Business.

      "ACCOUNTS PAYABLE": the payables of Seller to vendors and other trade creditors as of the Closing Date, but excluding intercompany accounts.

      "AFFILIATE": with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person.

      "AGREEMENT": this Asset Purchase Agreement, as amended from time to time as provided herein.

      "ANCILLARY AGREEMENT": the Ancillary Agreement dated as of the Closing Date by and among the parties hereto, substantially in the form of Exhibit E hereto.

      "AMLI": American Medical and Life Insurance Company, a New York insurance company owned by Jules V. Lane D.D.S.

      "ASSETS":  as defined in Section 2.1 hereof.

      "ASSIGNED CONTRACTS":  as defined in Section 2.3 hereof.

      "ASSUMED OBLIGATIONS":  as defined in Section 2.3 hereof.

      "BOOKS AND RECORDS": all books, records, books of account, files and data (including customer and supplier lists), certificates and other documents related to the conduct of the business or the ownership of the Assets, including personnel records and files, except that the Books and Records shall not include
(i) any books, records, files and other data of Seller which relate exclusively to organizational and corporate governance proceedings of Seller, or (ii) any patient records.

      "BUSINESS": the practice of dentistry, including orthodontics and periodontics, the operation of a dental laboratory and dental supply business and all related management activities currently conducted by Seller. Notwithstanding anything contained herein to the contrary, the Business shall not include AMLI, its business, assets or liabilities, or its methods of conducting its business, including, but not limited to, its dental managed care and indemnity business, which includes, without limitation, a dual choice option.

      "CLOSING":  as defined in Section 2.5 hereof.

      "CLOSING DATE":  as defined in Section 2.5 hereof.

      "CODE": the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code as in effect at the date of this Agreement and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

      "EMPLOYMENT AGREEMENT": the employment agreement executed pursuant hereto substantially in the form of Exhibit A attached hereto.

      "ENCUMBRANCES": liens, security interests, options, rights of first refusal, easements, mortgages, charges, debentures, indentures, deeds of trust, rights-of-way, restrictions, agreements, encroachments, licenses, leases, permits, security agreements, or any other encumbrances and other restrictions or limitations on use of real or personal property or irregularities in title thereto that would have a material adverse effect.

      "ENVIRONMENTAL CLAIM": any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violations, investigations or proceedings relating in any way to any Environmental Law (for purposes of this definition, "Claims") or any permit issued under any such Environmental Law, including without limitation (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, remedial or other actions of damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

      "ENVIRONMENTAL LAW": any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now in effect and in each case as amended and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to Hazardous Materials, the environment or health relating to or arising from environmental conditions, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended 42 U.S.C. ss. 9601 ET SEQ.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. ss. 1801 ET SEQ.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss. 6901 ET SEQ.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss. 1251 ET SEQ.; the Toxic Substances Control Act, 15 U.S.C. ss. 2601 ET SEQ.; the

Clean Air Act, 42 U.S.C. ss. 7401 ET SEQ.; the Safe Drinking Water Act, 42 U.S.C. ss. 3808 ET SEQ.; the Oil Pollution Act of 1990, 33 U.S.C. ss. 2701 ET SEQ.; and relevant state and local laws.

      "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

      "EXCLUDED ASSETS": as defined in Section 2.2 hereof.

      "EXCLUDED CONTRACTS":  as defined in Section 2.2(b) hereof.

      "EXCLUDED LIABILITIES":  as defined in Section 2.4 hereof.

      "FINANCIAL STATEMENTS":  as defined in Section 4.6 hereof.

      "GAAP":  generally accepted accounting principles consistently applied.

      "HAZARDOUS MATERIALS": (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas;
(ii) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants" or "pollutants," or words of similar import under any applicable Environmental Law; and (iii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by an governmental authority.

      "INITIAL PUBLIC OFFERING": the sale by Castle in an underwritten public offering of its Common Stock registered under the Securities Act of 1933, as amended, in which the proceeds to Castle (before underwriter's discounts and selling commissions) are greater than or equal to $50,000,000, and the terms and conditions and other attributes of which are substantially as described in the Registration Statement.

      "INTELLECTUAL PROPERTY": domestic and foreign patents, patent applications, registered and unregistered trademarks, service marks, trade names and logos, registered and unregistered copyrights, computer programs, data bases, trade secrets and proprietary information relating to the conduct of the Business.

      "PERMITS":  as defined in Section 4.12 hereof.

      "PERMITTED ENCUMBRANCES":  as defined in Section 4.9 hereof.

      "PERSON": any individual, partnership, joint venture, corporation, trust, unincorporated organization, government or other department or agency thereof or other entity.

      "PLANS":  as defined in Section 4.19 hereof.

      "PRE-CLOSING PERIODS":  as defined in Section 4.14(a) hereof.

      "PRICE ALLOCATION":  as defined in Section 3.1 hereof.

      "PURCHASE PRICE":  as defined in Section 3.1 hereof.

      "PURCHASER":  as defined in the preamble of this Agreement.

      "REGISTRATION STATEMENT": Registration Statement on Form S-1 relating to the Common Stock of Castle, filed with the Securities and Exchange Commission on or about September 3,1996, as amended from time to time.

      "RETURNS":  as defined in Section 4.14(a) hereof.

      "RELEASE": disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like, into or upon any land or water or air, or otherwise entering into the environment.

      "SELLER" as defined in the preamble of this Agreement.

      "SELLER PROPERTY": the Business' interest as tenant in real property leases and tenants' interest in the improvements thereon.

      "SMITH BARNEY": Smith Barney Inc., the managing underwriter of Castle's Initial Public Offering

      "TAX": any net income, alternative or add-on minimum tax, advance, corporation, gross income, gross receipts, sales, use, AD VALOREM, franchise, profits, license, value added, withholding, payroll, employment, excise, stamp or occupation tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty imposed by any governmental authority with respect thereto, and any liability for such amounts as a result either of being a member of an affiliated group or of a contractual obligation to indemnify any other entity.

      "UNDERWRITING AGREEMENT": the Underwriting Agreement between the Company and the underwriters for which Smith Barney is the representative, pertaining to Castle's Initial Public Offering.

      "UNION CONTRACTS": any verbal or written Preferred Provider Agreement, Participating Dentist Agreement, Ancillary Services Provider Agreement, Primary Care Dentist Agreement or similar instrument or agreement pursuant to which Seller agrees to provide dental care services directly to members of labor unions, or health maintenance organizations or group insurance plans or other arrangements established for the benefit of members of labor unions.

                                  ARTICLE II

                                THE TRANSACTION

      2.1 PURCHASE AND SALE OF ASSETS. Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase from the Seller, and the Seller agrees to sell, convey, transfer, assign and deliver, and cause to be sold, conveyed, transferred, assigned and delivered, to Purchaser, on the Closing Date, against the receipt by the Seller of the consideration specified in
Section 3.1 hereof, the Assets, free and clear of any Encumbrances except Permitted Encumbrances. The term "Assets" shall mean all of the rights, title and interests of Seller in and to the assets used in or relating to the conduct of the Business on the Closing Date, tangible and intangible, wheresoever situated and whether or not specifically referred to herein or in any instrument of conveyance delivered pursuant hereto. The Assets shall include but are not limited to the following categories of assets:

            (a) all leasehold interests described in Schedule 4.10 attached hereto;

            (b) plant, machinery, equipment, operating equipment, tools, supplies, inventories, furniture, fixtures, furnishings, vehicles and other fixed assets owned or leased and used or held for use in the conduct of the Business (other than the Excluded Assets);

            (c) contracts, documents, instruments, insurance and indemnity policies and general intangibles of Seller, including Seller's rights to the name "American Dental Centers" and derivatives thereof, and goodwill associated therewith, other than the Excluded Contracts;

            (d) cash and Accounts Receivable as of the Closing Date in an aggregate amount of $1,000,000; provided, however, that not less than $675,000 (and at Seller's option, all) of such amount shall be in cash or cash equivalents;

            (e) all licenses, permits, registrations and authorizations, proprietary information, methods, know-how, designs, processes, procedures, goodwill and all rights to other Intellectual Property used in the Business, other than professional and other similar licenses required to be held by Lane PC to permit it to continue to provide professional dental services and employ dentists;

            (f)   Books and Records relating to the Business;

            (g) any rights pertaining to any counterclaims, set-offs or defenses it may have with respect to any Assumed Obligations;

            (h) all prepaid claims, prepaid taxes, prepaid insurance premiums and other prepaid expense items (other than Excluded Assets) which shall be credited against the cash and Accounts Receivable described in Section 2.1(d); and

            (i) third-party indemnities, policies of insurance identified by Purchaser, fidelity, surety or similar bonds and the coverages afforded thereby relating to the Assets; and

      2.2 EXCLUDED ASSETS. The Assets shall not include any of the following (the "Excluded Assets"):

            (a) cash, cash equivalents, Accounts Receivable, deposits, advance payments, securities, letters of credit naming Seller as account party, certificates of deposit, notes, drafts, checks and similar instruments to the extent such items in the aggregate exceed $1,000,000;

            (b) each dentist employment contract, dentist independent contractor agreement, managed care contract, insurance or third party reimbursement agreement, the Union Contracts and other contracts set forth on Schedule 2.2(b) (the "Excluded Contracts");

            (c) tax refunds related to the Business or the Assets received or receivable by Seller or the Shareholders relating to taxes paid by Seller or the Shareholders for all periods prior to the Closing Date;

            (d)   minute books and governance documents of the Seller;

            (e) any asset requiring a valid license to practice dentistry for its practical utilization;

            (f)   patient records;

            (g)   any Asset listed on Schedule 2.2(g); and

            (h)   any real property and improvements owned by a Seller.

      Notwithstanding anything contained in this Agreement to the contrary, the term "Assets" shall not include, and the term "Excluded Assets" shall be deemed to include, (i)AMLI, its assets, its business and the way in which it conducts its business, including but not limited to its dental managed care and indemnity business, which includes, without limitation, a dual choice option, (ii) any personal property owned by Dr. Lane or Linda Lane exclusively for personal use, whether or not reflected on Schedule 2.2(f), and (iii) the owners' interest in any real property owned directly or indirectly by any one or both of the Shareholders or their family and any improvements thereon owned by any one or both of the Shareholders.

      2.3 ASSUMPTION OF OBLIGATIONS. Upon the sale of the Assets by Seller, Purchaser shall assume and agree to pay, perform and discharge, in a timely manner and in accordance with the terms thereof, only such of the obligations of Seller in respect of (a) the licenses, leases, permits, contracts, notes and other debts set forth in Schedule 2.3 (the "Assigned Contracts") which are being assigned to Purchaser hereunder and (b) Accounts Payable on the Closing Date Balance Sheet ("Assumed Obligations"). Additionally, Purchaser and Castle have made certain future undertakings and commitments pursuant to the Ancillary Agreement. Notwithstanding anything contained herein to the contrary, Purchaser does not assume, and hereby expressly disclaims responsibility for, (i) any obligation or liability of Seller or the Shareholders not described on Schedule 2.3, (ii) any obligation with respect to federal or state taxes of Seller for any period prior to the Closing Date; and (iii) any Taxes of Seller arising as the result of the consummation of the transactions contemplated hereby.

      Seller hereby agrees that all liabilities of Lane PC, whether known or unknown, liquidated or unliquidated or fixed or contingent which exist as of the Closing Date, or which arise after the Closing Date but are based on facts or circumstances affecting Lane PC as of the Closing Date, shall be for the account of Seller, other than the Accounts Payable assumed by Purchaser pursuant to this Section, it being the intent of the parties that the as of the Closing Date, Lane PC shall have no liabilities of any kind whatsoever attributable to periods prior to the Closing Date.

      2.4 NONASSIGNABLE CONTRACTS AND LEASES. In the case of any Assigned Contracts which are not by their terms assignable or with respect to which a consent to assignment is not obtained by the Closing Date, Seller and the Shareholders agree to use their best efforts to obtain, or cause to be obtained, prior to the Closing Date, any written consents necessary to convey to Purchaser the benefit thereof. Purchaser shall cooperate with Seller and the Shareholders, in such manner as may be reasonably requested, in connection therewith, including without limitation, active participation in visits to and meetings, discussions and negotiations with all Persons with the authority to grant or withhold consent. If Seller and the Shareholders are unable to obtain such necessary written consents for the remaining term of such Assigned Contract, Purchaser shall act as such Seller's and the Shareholders' agent in the performance of all obligations and liabilities under such Assigned Contract and such Seller and the Shareholders shall act as Purchaser's agents in the receipt of any benefits, rights or interests which inure to such Seller or the Shareholders under such Assigned Contract.

      2.5 CLOSING. Subject to the satisfaction of the conditions to closing set forth herein, the closing (the "Closing") of the transactions contemplated hereby shall be held at the offices of

Kaufmann, Feiner, Yamin, Gildin & Robbins, LLP, on or before the closing of the Initial Public Offering. Such time and date are referred to herein as the "Closing Date."

      2.6 PRE-CLOSING. At such time as Castle files a request with the Securities and Exchange Commission that the Registration Statement be declared effective, the parties hereto shall deliver to each other a written certificate confirming that all of the conditions to the obligations of such party to perform its obligations under this Agreement and the transactions contemplated hereby have been met or waived, with the exception of the timely closing of the Initial Public Offering, timely delivery of the consideration described in
Section 3.1, and the timely delivery of opinions of counsel. Such certificate shall also state that each party has delivered to its respective counsel all instruments required to be executed by such party, along with irrevocable written instructions to such counsel to deliver such instruments at such time as the unmet conditions to closing described above have been met or waived in writing by the party to whom performance is required; provided, however, that the Closing must occur on or before December 31, 1996.

      2.7 PREPARATION OF SCHEDULES. The parties hereto acknowledge that every reasonable effort has been made to prepare and attach to this Agreement Schedules that contain all of the information required to be disclosed therein
(i) prior to the execution of this Agreement. The parties hereto further acknowledge that (ii) due to the accelerated timetable of this transaction, and
(iii) the length of time that is expected to elapse between the date of this Agreement and the Closing Date, it is anticipated that changes to the Schedules may be required. At such time as a party hereto becomes aware of a required change to a Schedule, to make it correct and complete in all material respects, that party shall give all other parties prompt written notice thereof, along with a revised Schedule indicating the revision.

      If any party receiving a revised Schedule considers, in the exercise of its reasonable judgment, the revised information contained in such Schedule to materially and adversely affect the transactions contemplated hereby, the party receiving the Schedule shall give all other parties hereto

                                               CONFIDENTIAL TREATMENT REQUESTED.
                                                  THE REDACTED MATERIAL HES BEEN
                                            SEPERATELY FILED WITH THE COMISSION.

notice thereof within 15 days of the receipt of such revised Schedule specifying the material and adverse effect. Any objections must be made and resolved prior to the Closing. The submitting party shall have five days thereafter within which to remedy the situation giving rise to the material adverse effect on the transactions contemplated hereby and deliver a revised Schedule which does not contain information materially and adversely affecting the transactions contemplated hereby. If the party delivering the Schedule is, in the reasonable judgment of the party receiving the Schedule, unable to remedy the situation and deliver an acceptable revised Schedule within such five day period, the recipient of the Schedule may terminate this Agreement by written notice thereof to all other parties in accordance with the provisions of Article X hereto.

                                  ARTICLE III

                           PAYMENT OF PURCHASE PRICE

      3.1 AMOUNT; ALLOCATION; DELIVERY. At the Closing, Purchaser shall pay to Seller the following (the "Purchase Price"):

            (a) $REDACTED in cash on the Closing Date, which shall be paid by wire transfer of immediately available funds to an account or accounts of Seller identified by Seller; and

            (b) the number of shares of Common Stock, $.001 par value, of Castle determined by dividing 5,000,000 by the price per share of Castle Common Stock in the Initial Public Offering, issued in the name of Jules V. Lane D.D.S.

      On the Closing Date, Purchaser and Seller shall agree to allocate the Purchase Price in accordance with Section 1060 of the Code among the Assets (the "Price Allocation"). The parties hereby undertake and agree to file timely any information that may be required to be filed pursuant to regulations promulgated under Section 1060(b) of the Code. The parties further agree that they will report the federal, state, municipal, foreign and local and other tax consequences of the purchase and sale hereunder in a manner consistent with the Price Allocation, as so adjusted, and that they will not take any position inconsistent therewith. The Price Allocation provided for herein shall include an allocation of goodwill of not less than $REDACTED.

      3.2 PURCHASE PRICE ADJUSTMENT. Purchaser and Seller agree that the monthly average accounts payable attributable to the Business for the preceding 12 months is $210,000 ("Average Accounts Payable"). To the extent that the accounts payable of Seller assumed by Purchaser as of the Closing Date is 35% or more greater or lesser than the Average Accounts Payable, the amount of such excess or shortfall shall be added to or deducted from, respectively, the amount of cash and Accounts Receivable included in the Assets and described in Section 2.1(d).

      3.3 APPORTIONMENTS. The following items shall be apportioned as of 11:59 p.m., on the day preceding the Closing Date: (a) personal property taxes, sewer rents and charges and other state, county, metropolitan and municipal taxes and assessments and charges affecting the Assets; (b) rents and other payments under any of the Assigned Contracts; (c) charges for water, electricity, gas, oil, steam and all other utilities (except to the extent disposed of by final billing to Seller); and (d) such other items as are customarily apportioned in connection with the sale or lease assignment of similar property, all such items prior to such time being for the account of Seller and all such times after such time being the account of Purchaser. Any adjustments required by the apportionments described herein shall be made as a part of the Purchase Price Adjustment described in Section 3.2.

      3.4 AGENCY RELATIONSHIP. In the event that, following the Closing Date, Seller or the Shareholders receive any funds, documents or instruments which constitute or are delivered in respect of Assets transferred to Purchaser pursuant to this Agreement, Seller and the Shareholders agree to hold such funds, documents or instruments in trust for Purchaser and as Purchaser's agent therefor. Without limiting the generality of the foregoing, Purchaser agrees to collect and hold such funds in trust for the account of Seller and as Seller's agent the Accounts Receivable included in the Excluded Assets, and to use its best efforts to collect such Accounts Receivable in a responsible manner and without disruption to the relationship with the account party. Except with respect to those Accounts Receivable about which a dispute exists with the account party, amounts collected on Accounts Receivable will be credited first against the oldest outstanding invoice, and then against succeeding invoices in decreasing order of age. The Seller and the Shareholders and the Purchaser each shall make a weekly accounting and payment to the other of all amounts received for the account of the other, and each party hereto shall have the right to review the records of the other on delivery of reasonable notice.

      3.5 SALES TAX. In addition to, and apart from the Purchase Price, Purchaser and the Sellers acknowledge and agree that the sales tax charged by the State of New York attributable to the purchase of the Assets shall be paid by the Purchaser and collected and remitted to the proper taxing authorities by the Seller. Seller agrees to remit all such funds collected as sales tax promptly to the appropriate taxing authority and to provide Purchaser with reasonable written evidence that all such taxes have been paid.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER
                              AND THE SHAREHOLDERS

      4.1 REPRESENTATIONS AND WARRANTIES OF SELLER AND THE SHAREHOLDERS. As an inducement to the Purchaser to enter into and perform this Agreement, Seller and the Shareholders, jointly and severally, hereby represent and warrant to Purchaser as follows:

      4.2 EXISTENCE AND GOOD STANDING. Each of Lane PC and Lisadent is a corporation duly organized and validly existing under the laws of the State of New York. Each of Lane PC and Lisadent has the full corporate power and authority to own, lease and operate its property and to carry on the Business as now being conducted and to own or lease the Assets owned or leased by it. Each of Lane PC and Lisadent is duly qualified or licensed to do business in each jurisdiction in which the character or location of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary and the absence of which would have a material adverse effect.

      4.3 AUTHORIZATION AND VALIDITY OF AGREEMENT. Each of Lane PC and Lisadent has full corporate power and authority, and the Shareholders have full power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Lane PC and Lisadent and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by the Board of Directors and the Shareholders of each of Lane PC and Lisadent, and no other action on the part of Lane PC or Lisadent or the Shareholders is necessary to authorize the execution, delivery and performance of this Agreement by each of Lane PC and Lisadent and the consummation of the transactions contemplated hereby. This Agreement (but excluding the Exhibits) has been duly executed and delivered by Seller and the Shareholders and is a valid and binding obligation of Seller and the Shareholders enforceable against each in accordance with their respective terms, except to the extent that the enforceability thereof may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles. On the Closing Date, the Employment Agreement, the Registration Rights Agreement, the Management Services Agreement and the Ancillary Agreement, substantially in the forms attached hereto as Exhibits A, C, D and E, respectively, will have been duly executed and delivered by Seller and the Shareholders and will, subject to compliance with the regulatory requirements of the State of New York with respect to dental matters, constitute valid and binding obligations of Seller and the Shareholders enforceable against each in accordance with their respective terms, except to the extent that the enforceability thereof may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles. Seller shall not be deemed to be in breach of this Agreement in the event the regulatory authorities of the State of New York regulating dental matters object to the transactions contemplated by this Agreement and/or initiate enforcement proceedings against Dr. Lane's dental license as a result of the transactions contemplated by this Agreement.

      4.4   CAPITAL STOCK.

                  (a) The authorized capital stock of Lane PC consists solely of 200 shares of common stock of which 100 shares have been issued, and are outstanding, all of which are owned by Dr. Lane. All of the shares of common stock of Lane PC have been duly and validly authorized and issued, and are fully paid and nonassessable and free of any liens or encumbrances, other than those imposed by statute.

                  (b) The authorized capital stock of Lisadent consists solely of 200 shares of common stock of which 200 shares have been issued, and are outstanding, all of which are owned by the Shareholders. All of the shares of common stock of Lisadent have been duly and validly authorized and issued, and are fully paid and nonassessable and free of any liens or encumbrances.

      4.5 CONSENTS AND APPROVALS; NO VIOLATIONS. Except as set forth on Schedule 4.5, the execution, delivery and performance of this Agreement by Seller and the Shareholders and the consummation by Seller and the Shareholders of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time or both: (a) violate, conflict with, or result in a breach or default under any provision of the organizational documents of Lane PC or Lisadent; (b) to the best knowledge of the Seller and Shareholders after due inquiry, violate any statute, ordinance, rule, regulation, order, judgment or decree of any court or of any governmental or regulatory body, agency or authority applicable to Seller or the Shareholders or by which any of Seller's properties or assets may be bound; (c) to the best of the Sellers' and Shareholders' knowledge after due inquiry, require any filing by Seller or the Shareholders with, or require Seller or the Shareholders to obtain any permit, consent or approval of, or require Seller or the Shareholders to give any notice to, any governmental or regulatory body, agency or authority other than as set forth in Schedule 4.5 attached hereto; or (d) to the best of the Sellers' and Shareholders' knowledge after due inquiry, result in a violation or breach by Seller or the Shareholders of, conflict with, constitute (with or without due notice or lapse of time or both) a default by Seller or the Shareholders (or give rise to any right of termination, cancellation, payment or acceleration) under or result in the creation of any Encumbrance upon any of the properties or assets of Seller or the Shareholders under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease franchise agreement or other instrument or obligation to which Seller or the Shareholders is a party, or by which Seller or any of its properties or assets may be bound; provided, however, that no representation or warranty is made or given regarding regulatory compliance with the rules and regulations of the State of New York governing the practice of dentistry from and after the Closing Date.

      4.6 SUBSIDIARIES AND AFFILIATES. Neither Lane PC nor Lisadent has any subsidiaries. Except as set forth on Schedule 4.6 or Schedule 2.2(g), all of the Assets used in the Business are owned by Seller, and on consummation of the transactions contemplated hereby Purchaser will have acquired all of the Assets used in the Business.

      4.7 FINANCIAL STATEMENTS; NO MATERIAL ADVERSE CHANGE. Attached as Schedule
4.7 are the audited combined balance sheet of Seller as of December 31, 1995 (the "Balance Sheet Date"), the audited combined statement of operations and audited combined statement of cash flows for the year ended December 31, 1995, and the unaudited combined balance sheet as of June 30, 1996 and the unaudited combined statement of operations for the six month period ended June 30,1996, which June 30, 1996 balance sheet and statement of operations are subject to the same intercompany adjustments as referred to in the audited balance sheet, including footnotes, as of December 31, 1995 (the "Financial Statements"). The audited Financial Statements fairly present in all material respects the financial position of Seller at the date thereof and the results of operations of Seller and its cash flows for the period indicated. The unaudited Financial Statements were prepared in accordance with Note 1 of the Notes to Condensed Combined Financial Statements of American Dental Centers as of June 30, 1996. Except as set forth in Schedule 4.7 attached hereto, since the Balance Sheet Date there has been no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations of Seller.

      Other than as (i) disclosed on the Financial Statements, (ii) incurred since the Balance Sheet Date in the ordinary course of business or (iii) disclosed on Schedule 4.7 or another Schedule hereto, to the knowledge of the Seller, there is no material direct or indirect indebtedness, liability, claim, deficiency, obligation or responsibility, fixed or contingent, liquidated or unliquidated, accrued, absolute or otherwise.

      4.8 BOOKS AND RECORDS. The Seller has previously made available to Purchaser true, correct and complete copies of its articles of incorporation and bylaws, and all amendments to each. The minute books of Seller, as previously made available to Purchaser and its representatives, contain accurate records in all material respects of the meetings of, the Shareholders and Board of Directors of Seller.

      4.9 TITLE TO PROPERTIES; ENCUMBRANCES; CONDITION. Except as set forth in
Schedule 4.9, and except for properties and assets reflected in the Financial Statements or acquired since the Balance Sheet Date which have been sold or otherwise disposed of in the ordinary course of business, Seller has good and valid title to the Assets, in each case subject to no Encumbrances except for
(i) Encumbrances for current taxes, assessments or governmental charges or levies on property not yet due or delinquent, (ii) Encumbrances created by Purchaser, (iii) Encumbrances relating to Assumed Obligations and (iv) landlord's rights to improvements under certain real property leases (liens of the type described in clauses (i), (ii) (iii) and (iv) above are hereinafter sometimes referred to as "Permitted Encumbrances"). Seller has heretofore furnished Purchaser with a fixed asset ledger which sets forth all fixed assets owned by Seller as of the Balance Sheet Date. Seller and the Shareholders are not aware of any defects in such assets that would have a material adverse effect on the ability of Purchaser to use such assets in the Business, ordinary wear and tear excepted.

      4.10 REAL PROPERTY LEASES. Schedule 4.10 identifies all leases of real property used by the Seller in the Business, and includes the name of the record title holder thereof. To the best of Seller's knowledge, all of the buildings, structures and appurtenances situated on the real property leased by Seller are in good operating condition, and in a state of good maintenance and repair, subject to ordinary wear and tear. The leased real property has adequate rights of ingress and egress for operation of the Business as presently conducted. No condemnation or similar proceeding is pending or, to the best knowledge of Seller and the Shareholders, threatened, which would preclude or impair the use of any such property, except where such proceeding would not have a material adverse effect. Schedule 4.10 also contains a list of all real property to be leased by Purchaser following the Closing Date, the amount of rental associated with each property, and the method of calculating increases in rental rates.

      4.11 PERSONAL PROPERTY LEASES. To the best of the Sellers' and Shareholders' knowledge after due inquiry, Schedule 4.11 contains an accurate and complete list of all personal property leases to which Seller is a party (as lessee or lessor) and a description of all such leases to which Seller is a party as lessee. Each lease set forth in Schedule 4.11 is in full force and effect, and no event has occurred that with the giving of notice, the passage of time or both would constitute a default thereunder.

      4.12 MATERIAL CONTRACTS. To the best of the Sellers' and Shareholders' knowledge after due inquiry, except as set forth in Schedule 4.12, the Assigned Contracts do not include (a) any agreement, contract or commitment relating to the employment or other retention of any person by Seller, (b) any agreement, indenture or other instrument which contains restrictions with respect to payment of profits, dividends or any other distributions, (c) any agreement, contract or commitment relating to capital expenditures in excess of $5,000 (other than replacements in the ordinary course of business), (d) any loan or advance to, or investment in, any Person or any agreement, contract or commitment relating to the making of any such loan, advance or investment, (e) any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person, (f) any management service, consulting independent contractor or any other similar type contract, (g) any agreement, contract or commitment limiting the freedom of Seller to engage in any line of business or to compete with any Person, (h) any agreement, contract or commitment which involves $5,000 or more and is not cancelable without penalty within 30 days, or
(i) any other agreement, contract or commitment the compliance with which would have a material adverse effect. Also set forth in Schedule 4.12 is a list of all proposals submitted by Seller to any third party that, if accepted by such third party, would require disclosure on Schedule 4.12. Except where it would not have a material adverse effect, each contract or agreement set forth in Schedule 4.12 is in full force and effect and there exists no default or event of default or event, occurrence, condition or act (including the purchase of the Assets hereunder) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder.

      4.13 PERMITS. Schedule 4.13 attached hereto lists all of the governmental and other third party permits (including occupancy permits), licenses, consents and authorizations ("Permits") required, to the knowledge of Seller and the Shareholders, in connection with the use, operation or ownership of the Assets, occupancy under lease of real property and the conduct of the Business as currently conducted. Seller holds all of the Permits listed on Schedule 4.13, and none is presently subject to revocation or challenge.

      4.14 LITIGATION. Except as set forth in Schedule 4.14, to the best of Sellers' and Shareholders' knowledge after due inquiry, there is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or any investigation by) any governmental or other instrumentality or agency, pending, or threatened, against or affecting the properties, rights or goodwill of Seller, the Shareholders, or employees of Seller, and Seller and the Shareholders do not know of any valid basis for any such action, proceeding or investigation. To the best of Sellers' and Shareholders' knowledge after due inquiry, there are no such suits, actions, claims, proceedings or investigations pending or threatened, seeking to prevent or challenge the transactions contemplated by this Agreement. Purchaser will assume no liability whatsoever with respect to any matter described on Schedule
4.14. Schedule 4.14 also describes any actions, suits, disciplinary proceedings and investigations undertaken by the Dental Board of the State of New York, or other body regulating the activities of dentists, against Jules V. Lane D.D.S. in the last ten years.

      4.15 TAXES. (a) All returns and reports for Taxes for all taxable years or periods that end on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date the portion of such taxable year or period ending on and including the Closing Date ("Pre-Closing Periods"), which are required to be filed by or with respect to Seller (collectively, the "Returns") have been or will be filed when due in a timely fashion and such Returns as filed are or will be accurate in all material respects; provided, however that Purchaser's remedy for a breach hereof shall be payment thereof by Seller or Shareholder.

            (b) Except as provided in Schedule 4.15 there is no material action, suit, proceeding, investigation, audit, or claim now pending or, to the knowledge of Seller or the Shareholders, threatened by any authority regarding any Taxes relating to Seller for any Pre-Closing Period.

            (c) There are no liens or security interests on any of the assets of Seller that arose in connection with any failure (or alleged failure) to pay any Taxes.

            (d) Except as provided in Schedule 4.15, there are no agreements for the extension or waiver of the time for assessment of any Taxes relating to Seller for any Pre-Closing Period and Seller has not been requested to enter into any such agreement or waiver.

            (e) All Taxes relating to Seller which Seller is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

            (f) Seller is not now nor has ever been a party to any Tax allocation or sharing agreement that could result in any liability to Purchaser.

      4.16 INSURANCE. To the best of Sellers' and the Shareholders' knowledge after due inquiry, set forth in Schedule 4.16 is a complete list of insurance policies that Seller maintains with respect to its Business and properties that are included in the Assets or on its employees. Except as set forth on Schedule 4.16, such policies are in full force and effect and are free from any right of termination on the part of the insurance carriers. In the judgment of Seller, such policies, with respect to their amounts and types of coverage, are adequate to insure against risks to which Seller and its property and assets are normally exposed in the operation of the Business, subject to customary deductibles and policy limits.

            4.17 INTELLECTUAL PROPERTIES. To the best of Sellers' and the Shareholders' knowledge after due inquiry, Schedule 4.17 sets forth all material Intellectual Property used in the Business, including the tradename "American Dental Centers", and the owner of such Intellectual Property. The operation of the Business as conducted by Seller as of the Closing Date requires no rights under Intellectual Property other than rights under Intellectual Property listed on Schedule 4.17 and rights granted to Seller pursuant to agreements listed on
Schedule 4.17. Except as otherwise set forth in Schedule 4.17, Seller owns all right, title and interest in the Intellectual Property listed in Schedule 4.17. No litigation is pending or, to the knowledge of Seller or the Shareholder, threatened wherein Seller is accused of infringing or otherwise violating the Intellectual Property rights of another, or of breaching a contract conveying rights under Intellectual Property.

      4.18 COMPLIANCE WITH LAWS. To the best of Sellers' and the Shareholders' knowledge after due inquiry, Seller is in compliance in all material respects with all applicable laws, regulations, orders, judgments and decrees applicable to the Business.

      4.19 EMPLOYMENT RELATIONS. Except as set forth on Schedule 4.14, (a) Seller has not knowingly engaged in any unfair labor practice; (b) to the knowledge of Seller and the Shareholders, no representation question exists respecting the employees of Seller; (c) Seller has not been notified of any grievance that might have a material adverse effect and no arbitration proceeding arising out of or under any collective bargaining agreement is pending; and (d) no collective bargaining agreement is currently being negotiated by Seller.

      4.20 EMPLOYEE BENEFIT PLANS. Purchaser has examined true and complete copies of all employee benefit plans, policies, programs and arrangements and all related contracts, agreements and other descriptions thereof with respect to the employee benefits provided to the employees of the Business prior to the Closing Date (the "Plans"). Each of the Plans has, to the knowledge of Seller and the Shareholders, been maintained in compliance with its terms and the requirements of all applicable laws. None of the Plans are subject to Title IV of ERISA or the minimum funding obligations of Section 412 of the Code, and Seller and any entity required to be aggregated therewith pursuant to Section 414(b) or (c) of the Code have no liability under Title IV of ERISA or under
Section 412(f) or 412(n) of the Code.

            4.21 ENVIRONMENTAL LAWS AND REGULATIONS. Except as set forth in
Schedule 4.21, and except where it would not have a material adverse effect (a) to the knowledge of Seller and the Shareholders, Hazardous Materials have not been generated, used, treated or stored on, or transported to or from, any Seller Property by Seller, its authorized agents or its independent contractors (including suppliers) or any property adjoining any Seller Property, (b) to the knowledge of Seller and Shareholders, Hazardous Materials have not been released or disposed of by Seller, its authorized agents or its independent contractors (including suppliers) on any Seller Property or any property adjoining any Seller Property except such Releases which do not violate any Environmental Laws, (c) Seller is, to its and the Shareholders' knowledge, in compliance with all applicable Environmental Laws and the requirements of any Permits issued under such Environmental Laws with respect to any Seller Property, (d) there are no pending or, to the knowledge of Seller and the Shareholders, threatened Environmental Claims against Seller or any Seller Property, (e) there are no facts or circumstances, conditions, pre-existing conditions or occurrences on any Seller Property known to Seller or the Shareholders that could reasonably be anticipated (A) to form the basis of an Environmental Claim against Seller or any Seller Property, or (B) to cause such Seller Property to be subject to any restrictions on the ownership, occupancy use or transferability of such Seller Property under any Environmental Law, (f) to the knowledge of Seller and Shareholders there are not now and there never have been any underground storage tanks located on any Seller Property, and (g) Seller has not in the ordinary course of business transported or stored Hazardous Materials.

      4.22 INTERESTS IN CUSTOMERS, SUPPLIERS, ETC. Except as set forth on
Schedule 4.22, except for relationships with Affiliates, Seller does not possess, directly or indirectly, any financial interest in, and no Shareholder serves as a director, officer or employee of, any corporation, firm, association or business organization which is a supplier, customer, lessor, lessee, or competitor of Seller.

      4.23 COMPENSATION OF EMPLOYEES AND INDEPENDENT CONTRACTORS. Set forth in
Schedule 4.23 is an accurate and complete list showing the names of all persons other than Jules and Linda Lane whose compensation from Seller collectively for the fiscal year ended on the Balance Sheet Date exceeded an annualized rate of $20,000, together with a statement of the full amount paid or payable to each such person for services rendered during the current fiscal year to date.

      4.24 PAYORS. Schedule 4.24 sets forth the ten largest payors of Seller for the most recently completed fiscal year. The relationship of Seller with each of such payors as of the date of this Agreement is a good commercial working relationship, and except as set forth in Schedule 4.24 no payor representing more than 3% of the gross patient service revenues of Seller has canceled or otherwise terminated or, to the knowledge of Seller or the Shareholders threatened to cancel or otherwise terminate its relationship with Seller within the last three years.

      4.25 ACCOUNTS RECEIVABLE. The Accounts Receivable included in the Assets (or other Accounts Receivable substituted therefor) being acquired by Purchaser pursuant to Section 2.1(d) are collectible in the ordinary course of business.

      4.26 SOLVENCY. Seller is not entering into this Agreement with actual intent to hinder, delay or defraud creditors. Immediately prior to and immediately subsequent to the Closing Date:

            (a) the present fair salable value of the Assets of Seller (on a going concern basis) will exceed the liability of Seller on its debts (including its contingent obligations of which Seller has knowledge net of insurance coverage therefor);

            (b) Seller has not incurred, nor does it intend to or believe that it will incur, debts (including contingent obligations) beyond its ability to pay such debts as such debts mature (taking into account the timing and amounts of cash to be received from any source, and of amounts to be payable on or in respect of debts); and the amount of cash available to Seller after taking into account all other anticipated uses of funds is anticipated to be sufficient to pay all such amounts on or in respect of debts, when such amounts are required to be paid; and

      For purposes of this Section 4.26 "debt" means any liability or a (i) right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable secured, or unsecured; or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such a right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

      4.27 UNION CONTRACTS. Schedule 4.27 contains a true and correct list of all written, and to the best of Sellers' and Shareholders' knowledge, verbal Union Contracts to which the Seller is a party as of the date of this Agreement. Except as set forth on Schedule 4.27, each of the Union Contracts is in full force and effect, and there exists no default or event of default or event, occurrence, condition or act (including the purchase of the Assets hereunder) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder. Seller has not been given any notice of termination or notice of intent to terminate any of the Union Contracts. Between the date hereof and the Closing Date, Seller agrees to give Purchaser prompt notice of any termination, notice of termination or notice of intent to terminate or not renew any of the Union Contracts.

      4.28 DISCLOSURE. To the knowledge of the Seller and the Shareholders, None of this Agreement, the Financial Statements, any Schedule, Exhibit or certificate attached hereto or delivered in accordance with the terms hereof contains any untrue statement of a material fact, or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

      4.29 INVESTMENTS.The Assets do not include any capital stock or other equity ownership or proprietary interest in any other corporation, partnership, association, trust, joint venture or other entity.

      4.30 BROKER'S OR FINDER'S FEES. Except as set forth on Schedule 4.30, no agent, broker, Person or firm acting on behalf of Seller or the Shareholders is, or will be, entitled to any fee, commission or broker's or finder's fees in connection with this Agreement or any of the transactions contemplated hereby.

      4.31 COPIES OF DOCUMENTS. Seller has caused to be made available for inspection and copying by Purchaser and its advisers, true, complete and correct copies of all documents referred to in this Article IV or in any Schedule attached hereto.

      4.32  INVESTMENT REPRESENTATIONS.

            (a) Dr. Lane understands that the Common Stock has not been registered under the Securities Act of 1933, as amended (the "Securities Act"). Dr. Lane also understands that the Common Stock is being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon its representations contained in this Agreement.

            (b) Dr. Lane, in consultation with his accountants, attorneys and financial advisors has, the requisite experience in evaluating and investing in private placement transactions of securities so that he is capable of evaluating the merits and risks of his investment in Castle Dental and has the capacity to protect his own interests. Dr. Lane understands that he must bear the economic risk of this investment indefinitely unless the Common Stock is registered pursuant to the Securities Act, or an exemption from registration is available. Dr. Lane also understands that there is no assurance that any exemption from registration under the Securities Act will be available to Dr. Lane for his resale and that, even if available, such exemption may not allow him to transfer all or any portion of the Common Stock under the circumstances, in the amounts or at the times he might propose.

            (c) Dr. Lane is acquiring the Common Stock for his own account for investment only, and not with a view towards distribution.

            (d) Dr. Lane represents that by reason of his business or financial experience, he has the capacity to protect his own interests in connection with the transactions contemplated in this Agreement.

            (e) Dr. Lane represents that he is an accredited investor within the meaning of Regulation D under the Securities Act.

                                   ARTICLE V

                        REPRESENTATIONS AND WARRANTIES
                            OF PURCHASER AND CASTLE

      REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser and Castle jointly and severally represent and warrant to Seller and the Shareholders as follows:

      5.1 EXISTENCE AND GOOD STANDING. Purchaser is a corporation duly organized and validly existing under the laws of the State of New York with full corporate power and authority to own, lease and operate its property and to carry on its business as now being conducted and to own or lease the assets owned or leased by it. Purchaser is duly qualified or licensed to do business in each jurisdiction in which the character or location of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary and the absence of which would have a material adverse effect. Castle is a corporation duly organized and validly existing under the laws of the State of Delaware with full corporate power and authority to own, lease and operate its property and to carry on its business as now being conducted and to own or lease the assets owned or leased by it. Castle is duly qualified or licensed to do business in each jurisdiction in which the character or location of the properties owned or leased by Castle or the nature of the business conducted by Castle makes such qualification necessary and the absence of which would have a material adverse effect.

      5.2 AUTHORIZATION AND VALIDITY OF AGREEMENT. Purchaser has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Purchaser and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by the Board of Directors of Purchaser, and no other action on the part of Purchaser is necessary to authorize the execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and is a valid and binding obligation of Purchaser enforceable against it in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles. Castle has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Castle and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by the Board of Directors of Castle, and no other action on the part of Castle is necessary to authorize the execution, delivery and performance of this Agreement by Castle and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Castle and is a valid and binding obligation of Castle enforceable against it in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

      5.3 CONSENTS AND APPROVALS; NO VIOLATIONS. Except as set forth on Schedule 5.3, the execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time or both: (a) violate, conflict with, or result in a breach or default under any provision of the organizational documents of Purchaser; (b) violate any statute, ordinance, rule, regulation, order, judgment or decree of any court or of any governmental or regulatory body, agency or authority applicable to Purchaser or by which any of Purchaser's properties or assets may be bound; (c) require any filing by Purchaser with, or require Purchaser to obtain any permit, consent or approval of, or require Purchaser to give any notice to, any governmental or regulatory body, agency or authority; or (d) result in a violation or breach by Purchaser of, conflict with, constitute (with or without due notice or lapse of time or both) a default by Purchaser (or give rise to any right of termination, cancellation, payment or acceleration) under or result in the creation of any Encumbrance upon any of the properties or assets of Purchaser under any of the terms, conditions, or provision of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease franchise agreement or other instrument or obligation to which Purchaser is a party, or by which Purchaser or any of its properties or assets may be bound, except for such violations, consents, breaches, defaults, termination and accelerations which would not have a material adverse effect. The execution, delivery and performance of this Agreement by Castle and the consummation by Castle of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time or both: (a) violate, conflict with, or result in a breach or default under any provision of the organizational documents of Castle; (b) violate any statute, ordinance, rule, regulation, order, judgment or decree of any court or of any governmental or regulatory body, agency or authority applicable to Castle or by which any of Castle's properties or assets may be bound; (c) require any filing by Castle with, or require Castle to obtain any permit, consent or approval of, or require Castle to give any notice to, any governmental or regulatory body, agency or authority; or (d) result in a violation or breach by

Castle of, conflict with, constitute (with or without due notice or lapse of time or both) a default by Castle (or give rise to any right of termination, cancellation, payment or acceleration) under or result in the creation of any Encumbrance upon any of the properties or assets of Castle under any of the terms, conditions, or provision of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease franchise agreement or other instrument or obligation to which Castle is a party, or by which Castle or any of its properties or assets may be bound, except for such violations, consents, breaches, defaults, termination and accelerations which would not have a material adverse effect. Castle has submitted certain information to NationsBank of Texas, N.A. ("NationsBank") and has held informal discussions with NationsBank regarding the transactions contemplated hereby. Based on such discussions, Castle believes that NationsBank will consent to the transactions contemplated by this Agreement.

      5.4 COMPLIANCE WITH LAWS. To the knowledge of Purchaser, Purchaser is in compliance with all applicable laws, regulations, orders, judgments and decrees applicable to their respective business, except where any noncompliance would not have a material adverse effect on the assets, liabilities, business, condition (financial or otherwise), results of operations or prospects of Purchaser. To the knowledge of Castle, Castle is in compliance with all applicable laws, regulations, orders, judgments and decrees applicable to their respective business, except where any noncompliance would not have a material adverse effect on the assets, liabilities, business, condition (financial or otherwise), results of operations or prospects of Castle.

      5.5 BROKER'S OR FINDER'S FEES. No agent, broker, Person or firm acting on behalf of Purchaser or Castle is, or will be, entitled to any fee, commission or broker's or finder's fee in connection with this Agreement or any of the transactions contemplated hereby.

      5.6 CAPITAL STOCK. The authorized capital stock of Purchaser consists solely of 100 shares of Common Stock, $.01 par value per share. All of the shares of Common Stock of Purchaser have been validly issued, fully paid, nonassessable and free of any liens or encumbrances and are owned by Castle. The authorized capital stock of Castle consists solely of 45,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, $.001 par value per share ("Preferred Stock"). All of the shares of Common Stock of Castle delivered pursuant to Section 3.1 hereof shall be duly and validly authorized, and, following the Closing, will be validly issued, fully paid, nonassessable and free of any liens or encumbrances.

      5.7 LITIGATION. There is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or any investigation by) any governmental or other instrumentality or agency, pending, or, to the knowledge of Purchaser, threatened, against or affecting the properties, rights or goodwill of Purchaser or Castle or their respective employees, except where such Proceeding would not have a material adverse effect on the assets, liabilities, business, condition (financial or otherwise), results of operations or prospects of Purchaser or Castle, and Purchaser and Castle do not know of any valid basis for any such action, proceeding or investigation. There are no such Proceedings pending or, to the knowledge of Purchaser or Castle, threatened, seeking to prevent or challenge the transactions contemplated by this Agreement.

      5.8 FINANCIAL STATEMENT; NO MATERIAL ADVERSE CHANGE. Castle has heretofore furnished Purchaser with its audited financial statements for the year ended December 31, 1995 and the unaudited statements of operations and cash flows for the interim period ended June 30, 1996 (the "Castle Financial Statements"). The Castle Financial Statements fairly present in all material respects the financial position of Castle at the dates thereof and the results of operations of Castle and its cash flows for the period indicated. Since June 30, 1996, there has been no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations of Castle.

      5.9 BOOKS AND RECORDS. Castle has previously made available to Seller true, correct and complete copies of its certificate of incorporation and bylaws, and all amendments to each.

      5.10 CAPITALIZATION TABLE. Attached hereto as Schedule 5.10 is a true and correct listing of the stockholders of Castle and their ownership interest in Castle as of the date hereof. Castle agrees to provide Dr. Lane and his counsel copies of the Registration Statement and all amendments thereto as filed with the Securities and Exchange Commission.

                                  ARTICLE VI

           CONDITIONS TO SELLER'S AND THE SHAREHOLDERS' OBLIGATIONS

      The obligations of Seller and the Shareholders under this Agreement to sell, or cause to be sold, the Assets and to consummate the other transactions contemplated hereby shall be subject to the satisfaction (or waiver by the party entitled to performance) on or prior to the Closing Date of all of the following conditions:

      6.1 TRUTH OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser and Castle contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, subject only to such changes thereto as have occurred in the ordinary course of business, and Purchaser and Castle shall have delivered to Seller on the Closing Date a certificate of an authorized officer of Purchaser and Castle, dated the Closing Date, to such effect.

      6.2 PERFORMANCE OF AGREEMENTS. Each and all of the agreements and covenants of Purchaser and Castle to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed in all material respects, and Purchaser and Castle shall have delivered to Seller a certificate of an authorized officer of Purchaser and Castle, dated the Closing Date, to such effect.

      6.3 NO LITIGATION THREATENED. No action or proceedings shall have been instituted before a court or other governmental body or by any public authority to restrain or prohibit any of the transactions contemplated hereby, and Purchaser shall have delivered to Seller a certificate of an authorized officer of Purchaser and Castle, dated the Closing Date, to such effect to the best knowledge of such officer.

      6.4 CONSIDERATION. The Seller shall have received the consideration described in Section 3.1, and Purchaser shall have assumed the obligations set forth in Section 2.3.

      6.5 GOVERNMENTAL APPROVALS. All governmental consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

      6.6 PROCEEDINGS. All proceedings to be taken by Purchaser and Castle in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Seller and the Shareholders and their counsel, and Seller and the Shareholders shall have received copies of all such documents and other evidence as its or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

      6.7 GOOD STANDING CERTIFICATES. Seller shall have received good standing and corporate existence certificates respecting Purchaser and Castle.

      6.8 EMPLOYMENT AGREEMENT. Jules V. Lane D.D.S. shall have received an Employment Agreement, substantially in the form of Exhibit A, executed by the Purchaser.

      6.9 REGISTRATION RIGHTS AGREEMENT. Jules V. Lane D.D.S. shall have received a Registration Rights Agreement, substantially in the form of Exhibit C hereto, executed by Castle.

      6.10 LEASE AGREEMENTS. Purchaser and the Property Owners shall have entered into Lease Agreements respecting each parcel of real property owned by the Shareholders and used in the Business. Each of such Lease Agreements shall contain the terms set forth on Schedule 4.10 and other commercially reasonable terms and conditions.

      6.11 ANCILLARY AGREEMENT. The parties hereto shall have executed and delivered the Ancillary Agreement, substantially in the form attached hereto as Exhibit E.

      6.12 LEGAL OPINION. Purchaser shall have delivered to Seller and the Shareholders the opinion of their counsel, in form and substance reasonably satisfactory to the addressees.

      6.13 INITIAL PUBLIC OFFERING. Castle shall have consummated the Initial Public Offering and shall have provided Seller and the Shareholders with a certificate to that effect.

                                  ARTICLE VII

                     CONDITIONS TO PURCHASER'S OBLIGATIONS

      The obligations of Purchaser under this Agreement to purchase the Assets and to consummate the other transactions contemplated hereby shall be subject to the satisfaction (or waiver by Purchaser) on or prior to the Closing Date of all of the following conditions:

      7.1 TRUTH OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller and the Shareholders contained herein shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, subject only to such changes thereto as have occurred in the ordinary course of business, and Seller and the Shareholders shall have delivered to Purchaser on the Closing Date a certificate of an authorized representative of Seller and the Shareholders, dated the Closing Date, to such effect.

      7.2 PERFORMANCE OF AGREEMENTS. Each and all of the agreements and covenants of Seller to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed in all material respects, and Seller shall have delivered to Purchaser a certificate of an authorized representative of Seller, dated the Closing Date, to such effect.

      7.3 NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the financial condition of the Seller or the financial results of its operations in the period commencing with the date of this Agreement and ending on the Closing Date. Without limiting the generality of the foregoing, Seller shall not have been given notice of termination or notice of intent to terminate or not renew Union Contracts representing more than 10% of the revenues attributable to all Union Contracts, unless new Union Contracts in compensating amounts have been substituted therefor.

      7.4 DOCUMENTS OF CONVEYANCE. Purchaser shall have received from Seller fully executed documents of conveyance, in form and substance satisfactory to Purchaser and its counsel, vesting in Purchaser good and valid title to the Assets, free and clear of any Encumbrances except Permitted Encumbrances.

      7.5 NO LITIGATION THREATENED. No action or proceedings shall have been instituted before a court or other governmental body or by any public authority to restrain or prohibit any of the transactions contemplated hereby, and Seller shall have delivered to Purchaser a certificate of an authorized representative of Seller, dated the Closing Date, to such effect to the best knowledge of such officer.

      7.6 GOVERNMENTAL APPROVALS. All governmental consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

      7.7 CONSENTS. Each of the consents referred to in Schedule 5.3 attached hereto shall have been obtained, and Purchaser shall have also received the consent of all other parties, including its senior lender, whose consent is required to permit Purchaser to perform its obligations hereunder.

      7.8 LEGAL OPINION. Seller shall have delivered to Purchaser the opinion of their counsel, in form and substance reasonably satisfactory to the addressees.

      7.9 PROCEEDINGS. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Purchaser and its counsel, and Purchaser shall have received copies of all such documents and other evidence as it or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

      7.10 EXECUTION OF MANAGEMENT SERVICES AGREEMENT. Purchaser and Lane PC shall have entered into a Management Services Agreement substantially in the form of Exhibit D attached hereto.

      7.11 LEASE AGREEMENT. Purchaser shall have entered into Lease Agreements with the owners of such real property respecting each parcel of real property owned by the Shareholders or their Affiliates and used in the Business. Each of such Lease Agreements shall contain the terms set forth on Schedule 4.10 and other commercially reasonable terms and conditions.

      7.12 AGREEMENT WITH AMERICAN MEDICAL AND LIFE INSURANCE COMPANY. Lane PC shall have entered into a mutually acceptable agreement with AMLI defining the relationship between Lane PC and AMLI for periods following the Closing Date.

      7.13 EMPLOYMENT AGREEMENT. The Purchaser shall have received an Employment Agreement, substantially in the form of Exhibit A, executed by Jules V. Lane D.D.S., and Lane PC shall have received an Employment Agreement from Jules V. Lane D.D.S. in form and substance reasonably satisfactory to the parties.

      7.14 DUE DILIGENCE.Purchaser shall have satisfactorily completed a due diligence review of Seller and the Business and shall not have determined, in the exercise of its reasonable discretion, that the information obtained from such review materially and adversely affects its appraisal of the business, prospects and financial condition of the Seller or the Business.

      7.15 TRADENAME AND TRADEMARK LICENSE AGREEMENTS. Purchaser and Lane PC shall have entered into a Tradename License Agreement and a Trademark License Agreement in form and substance reasonably satisfactory to Purchaser and its counsel pursuant to which Lane PC licenses the tradename "American Dental Centers" and associated trademarks.

      7.16 ACCOUNTS RECEIVABLE PURCHASE AGREEMENT. Purchaser and Lane PC shall have entered into an Accounts Receivable Purchase Agreement in form and substance satisfactory to Purchaser and its counsel. Purchaser and Lane PC also shall have sent to the appropriate parties the letters and notifications attached as exhibits thereto, and filed in the appropriate offices the UCC Financing Statement attached thereto.

      7.17 OPTION AGREEMENT. Purchaser and Jules V. Lane D.D.S. shall have entered into an Option Agreement regarding Jules V. Lane's ownership of stock in Lane PC, in form and substance satisfactory to Purchaser and its counsel, and the certificates shares of stock in Lane PC owned by Jules V. Lane D.D.S. shall be inscribed with an appropriate legend referencing the Option Agreement.

      7.18 ANCILLARY AGREEMENT. The parties hereto shall have executed and delivered the Ancillary Agreement, substantially in the form attached hereto as Exhibit E.

      7.19 GOOD STANDING CERTIFICATES.Purchaser shall have received good standing and corporate existence certificates respecting the Seller.

      7.20 RELEASES OF LIENS.Purchaser shall have received evidence satisfactory to Purchaser and its counsel to the effect that all liens and other encumbrances on the Assets being transferred either to Purchaser or Lane PC (other than Permitted Encumbrances) have been released.

      7.21 TERMINATION OF S CORP STATUS. Lane PC shall have revoked its election to be taxed under Subchapter S of the Code effective as of the Closing.

      7.22 EXECUTION OF LOCK-UP AGREEMENT. Dr. Lane shall have executed a lock-up agreement in customary form not to exceed 180 days and any other documentation reasonably requested by Castle or Smith Barney necessary to permit Castle to perform it obligations under the Underwriting Agreement or required by Smith Barney as a condition to closing the Initial Public Offering.

      7.23 INITIAL PUBLIC OFFERING. Castle shall have consummated the Initial Public Offering.

                                 ARTICLE VIII

                   COVENANTS OF SELLER AND THE SHAREHOLDERS

      Seller and the Shareholders hereby covenant and agree with Purchaser as follows:

      8.1 COOPERATION BY SELLER. Seller and the Shareholders shall use their reasonable best efforts to cooperate with Purchaser to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to enable Seller and the Shareholders to effect the transactions contemplated on its or his part hereby, and Seller and the Shareholders shall otherwise use their reasonable best efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof and to cause all conditions contained in this Agreement over which it has control to be satisfied in a timely manner. Without limiting the generality of the foregoing, the Property Owners agree to negotiate in good faith the Lease Agreements described in Section 4.10 hereof. Seller and the Shareholders further agree to deliver to Purchaser prompt written notice of any event or condition which if it existed on the date of this Agreement, would result in any of the representations and warranties of Seller or the Shareholders contained herein being untrue in any material respect.

      Immediately following the execution and delivery of this Agreement, Seller agrees to permit the Purchaser and Smith Barney one contact with the parties other than Seller to those of the five largest Union Contracts identified by Purchaser to describe to such parties the substance of the transactions contemplated by this Agreement in a manner calculated not to interfere with or disrupt the contractual relationship. Such parties to the Union Contracts shall be contacted sequentially, and Dr. Lane shall be notified promptly following each contact. Seller, Purchaser and Smith Barney shall agree in advance as to the characterization of the transactions contemplated by this Agreement, and shall agree as to a script to be used in connection with such discussion. Purchaser and Seller shall mutually agree as to the person having the discussion. Except for the parties to the Union Contracts described herein, Purchaser shall not contact any other parties to Union Contracts. The parties to the Union Contracts to be contacted are: Building Services Local 32B-J; Transportation Workers Local 100; Local 144-Hospital Employees; 1199 National Benefits Fund (already contacted); and Local 144-Nursing Home Employees.

      8.2 CONDUCT OF BUSINESS. Except as Purchaser may otherwise consent to in writing, between the date hereof and the Closing Date, Seller shall, (a) conduct the Business only in the ordinary course, (b) use its reasonable efforts to keep available the services of its employees and independent contractors and maintain satisfactory relationships with licensors, suppliers, lessors, distributors, customers, clients and others, (c) use its best efforts to maintain the Union Contracts in full force and effect; (d) maintain, consistent with past practice and good business judgment, all the Assets in customary repair, order and condition, ordinary wear and tear excepted, and insurance upon all the Assets used in the conduct of the Business in such amounts and of such kinds comparable to that in effect on the date hereof, to the extent available at current premiums, (e) maintain the Books and Records in the usual, regular and ordinary manner, on a basis consistent with past practice, (f) not incur any indebtedness or permit any lien to be placed on any of the Assets, and (g) not make any capital expenditures in excess of $5,000 other than replacements of assets in the ordinary course of business.

      8.3 EXCLUSIVE DEALING. During the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement, neither Seller nor the Shareholders shall take any action to, directly or indirectly, encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person other than Purchaser, concerning any sale of the Assets or any material part thereof or a similar transaction involving Seller or the Shareholders.

      8.4 REVIEW OF THE ASSETS. Purchaser may at its expense, prior to the Closing Date, through its representatives, review (a) the Assets, (b) the complete working papers of Seller's certified public accountants used in their preparation of financial statements for Seller and (c) the Books and Records of Seller and to otherwise review the financial and legal condition of Seller as Purchaser deems necessary or advisable to familiarize itself with the Business and related matters; such review shall not, however, affect the representations and warranties made by Seller and the Shareholders hereunder or the remedies of Purchaser for breaches of those representations and warranties. Such review shall occur only during normal business hours upon reasonable notice by Purchaser and in a manner which will not interfere with the day-to-day operation of the Business, except to the limited extent necessary to comply with due diligence requests and updates. Seller and the Shareholders shall permit Purchaser and its representatives to have, after the execution of this Agreement, reasonable access to employees of any Seller who can furnish Purchaser with financial and operating data and other information with respect to the Business as Purchaser shall from time to time reasonably request. Seller and the Shareholders shall not be required to provide any information requested by the Purchaser more than once, and shall not be required to provide Purchaser with any additional information except to the extent reasonably requested by Purchaser or required by Smith Barney to complete their respective due diligence reviews.

      8.5 FURTHER ASSURANCES. At any time or from time to time after the Closing Date, Seller and the Shareholders shall, at the reasonable request of Purchaser and at Purchaser's expense, execute and deliver any further instruments or documents and take all such further action as Purchaser may reasonably request in order to consummate and make effective the sale of the Assets and the assumption of the Assumed Obligations pursuant to this Agreement.

                                  ARTICLE IX

                       COVENANTS OF PURCHASER AND CASTLE

      Purchaser and Castle hereby jointly and severally covenant and agree with Seller and the Shareholders as follows:

      9.1 COOPERATION BY PURCHASER. Purchaser will use its reasonable best efforts, and will cooperate with Seller and the Shareholders, to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to enable Purchaser to effect the transactions contemplated on its part hereby, and Purchaser will otherwise use its reasonable best efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof and to cause all conditions contained in this Agreement over which it has control to be satisfied in a timely manner. Purchaser further agrees to deliver to Seller and the Shareholders prompt written notice of any event or condition, which if it existed on the date of this Agreement, would result in any of the representations and warranties of Purchaser contained herein being untrue in any material respect.

      9.2 BOOKS AND RECORDS; PERSONNEL. At all times after the Closing Date, Purchaser shall allow Seller and any agents of any Seller, upon reasonable advance notice to Purchaser, access to all Books and Records of Seller (or copies thereof) which are transferred to Purchaser in connection herewith, to the extent necessary or desirable in anticipation of, or preparation for, existing or future litigation, employment matters, tax returns or audits, or reports to or filings with governmental agencies, during normal working hours at Purchaser's principal places of business or at any location where such Books and Records are stored, and Seller shall have the right, at Seller's sole cost, to make copies of any such Books and Records. Purchaser agrees to maintain either the original Books and Records or complete and current copies thereof at its principal place of business in New York for not less than six years.

      9.3 FURTHER ASSURANCES. At any time or from time to time after the Closing Date, Purchaser shall, at the request of Seller or the Shareholders and at such Seller's expense, execute and deliver any further instruments or documents and take all such further action as Seller may reasonably request in order to consummate and make effective the sale of the Assets and the assumption of the Assumed Obligations pursuant to this Agreement.

      9.4 CASTLE BOARD OF DIRECTORS. At the Closing of the transactions contemplated by this Agreement, Castle agrees to use its best efforts to nominate and elect Dr. Lane to the Board of Directors of Castle for the longer of three years or the period of time that Dr. Lane remains an employee of Purchaser on substantially the same terms and conditions as contemplated by the Employment Agreement, and Jack H. Castle, Jr. agrees to vote the shares he owns or controls as trustee in favor of Dr. Lane's election to the Board of Directors of Castle.

                                    ARTICLE X

                                   TERMINATION

      10.1 TERMINATION. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

            (a) by the mutual written consent of Purchaser, Castle the Shareholders and Seller; or

            (b) by Purchaser, Castle, the Shareholders, or Seller in writing without liability on the part of the terminating party on account of such termination (provided the terminating party is not otherwise in material default or in material breach of this Agreement), (i) if the Initial Public Offering shall not have occurred by December 31, 1996, (ii) if Castle shall have been notified in writing by Smith Barney that in the reasonable opinion of Smith Barney the Initial Public Offering cannot be consummated by December 31, 1996; (iii) if any party receiving a revised Schedule to this Agreement pursuant to Section 2.7 elects to terminate this Agreement pursuant to Section 2.7 hereof, or (iv) if any condition to the obligations of the terminating party has not been met or waived on or before December 31, 1996; or

            (c) by either Purchaser and Castle, on the one hand, or the Shareholders and Seller, on the other hand, in writing, without liability on the part of the terminating party on account of such termination (provided the terminating party is not otherwise in default or breach of this Agreement), if the other party shall (i) fail to perform its or their material covenants or material agreements contained herein required to be performed prior to the Closing Date, or (ii) materially breach or have breached any of its material representations or warranties contained herein.

      10.2 EFFECT ON OBLIGATIONS. Termination of this Agreement pursuant to
Section 10.1(a) (b) or (c) shall terminate all obligations of the parties hereunder, except for the obligations under Sections 12.8 and 12.11 hereof and the obligations set forth in the last sentence of this Section 10.2. On termination of this Agreement pursuant to Section 10.1(d) the terminating party shall have all remedies for such failure to perform or material breach as are provided by law. Upon any termination of this Agreement each party hereto will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, and all copies of such materials, whether so obtained before or after the execution hereof, to the party furnishing the same. Any confidentiality agreements between the parties hereto shall survive any termination pursuant to this Article X.

                                  ARTICLE XI

                         SURVIVAL AND INDEMNIFICATION

      11.1 INDEMNIFICATION OF THE SELLER AND THE SHAREHOLDERS. The Purchaser and Castle, from and after the Closing Date, shall indemnify and hold Seller and the Shareholders and their respective Affiliates (the "Seller Indemnitees") harmless from and against any and all damages, penalties, losses, deficiencies, costs, expenses, obligations, fines, expenditures, claims and liabilities, including reasonable counsel fees and reasonable expenses of investigation, defending and prosecuting litigation (collectively, the "Damages"), suffered by any Seller Indemnitee as a result of, caused by, pr arising out of (a) any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant on the part of the Purchaser and Castle under this Agreement or any misrepresentation in or omission from any list, Schedule delivered at the Closing , certificate, or other instrument furnished or to be furnished to the Seller by the Purchaser and Castle pursuant to the terms of this Agreement (b) any liability or obligation (other than those for which Purchaser and Castle are being indemnified by Seller and the Shareholders hereunder) which pertains to the ownership, operation or conduct of the Business or Assets arising from any acts, omissions, events, conditions or circumstances occurring on or after the Closing Date; or (c) any breach or default of Castle or the Purchaser under the Ancillary Agreement; provided, however that Castle and the

Purchaser shall have no obligations to indemnify Seller and the Shareholders of any Damages for which a claim is not made within 23 months of the Closing Date.

      11.2 INDEMNIFICATION OF THE PURCHASER AND CASTLE. Seller and the Shareholders, jointly and severally, shall indemnify and hold Purchaser and Castle and their respective Affiliates (the "Purchaser Indemnitees") harmless from and against any and all Damages suffered by any Purchaser Indemnitee as a result of, caused by or arising out of (a) any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant on the part of the Seller or the Shareholders under this Agreement or any misrepresentation in or omission from any list, Schedule delivered at the Closing , certificate, or other instrument furnished or to be furnished to the Purchaser by the Seller pursuant to the terms of this Agreement; (b) any liability or obligation (other than those for which Seller and the Shareholders are being indemnified by Purchaser and Castle hereunder and other than those relating to or arising from the Assumed Obligations) which pertains to the ownership, operation or conduct of the Business or Assets arising from any acts, omissions, events, conditions or circumstances occurring before the Closing Date; (c) the failure of Seller to discharge liabilities of Lane PC as described in Section 2.3 hereof; or (d) any breach or default of the Seller or the Shareholders under the Ancillary Agreement; provided, however, that with respect to subsection (a) and (b) hereof, Seller and the Shareholders shall have no obligation to indemnify the Purchaser and Castle for (i) exemplary or punitive damages, (ii) in excess of the consideration paid to the Seller pursuant to Section 3.1; or (iii) for any Damages for which a claim is not made within 23 months of the Closing Date; and provided further, that no claim shall be made by way of indemnification for any Damages of less than $10,000, and no claim shall be made for indemnification until the aggregate of all claims for which indemnification is sought exceed $150,000.

      11.3 DEMANDS. Each indemnified party hereunder agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such third party actions being collectively referred to herein as the "Claim"), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the indemnifying party, together with a statement of such information respecting any of the foregoing as it shall have. Such notice shall include a formal demand for indemnification under this Agreement. The indemnifying party shall not be obligated to indemnify the indemnified party with respect to any Claim if the indemnified party knowingly failed to notify the indemnifying party thereof within three business days of the receipt of the Claim, if such failure to notify prevented the indemnifying party or its counsel from defending against such matter and making a timely response thereto including, without limitation, any responsive motion or answer to a complaint, petition, notice or other legal, equitable or administrative process relating to the Claim, but only insofar as such knowing failure to notify the indemnifying party actually resulted in prejudice or damage to the indemnifying party.

      11.4 RIGHT TO CONTEST AND DEFEND. The indemnifying party shall be entitled at its cost and expense to contest and defend by all appropriate legal proceedings any Claim with respect to which it is called upon to indemnify the indemnified party under the provisions of this Agreement; provided, that notice of the intention so to contest shall be delivered by the indemnifying party to the indemnified party within 20 days from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Claim. Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate. Such contest shall be conducted by reputable counsel employed by the indemnifying party, but the indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense. The indemnifying party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense, and in no event shall any party be required to admit to professional negligence. If the indemnifying party does not elect to contest any such Claim, the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party. At any time after the commencement of the defense of any Claim, the indemnifying party may request the indemnified party to agree in writing to the abandonment of such contest or to the payment or compromise by the indemnified party of the asserted Claim, whereupon such action shall be taken unless the indemnified party determines that the contest should be continued, and so notifies the indemnifying party in writing within 15 days of such request from the indemnifying party. If the indemnified party determines that the contest should be continued, the indemnifying party shall be liable hereunder only to the extent of the amount that the other party to the contested Claim had agreed unconditionally to accept in payment or compromise as of the time the indemnifying party made its request therefor to the indemnified party.

      11.5 COOPERATION. If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Claim, or any cross-complaint against any person, and the indemnifying party will reimburse the indemnified party for any expenses incurred by it in so cooperating. At no cost or expense to the indemnified party, the indemnifying party shall cooperate with the indemnified party and its counsel in contesting any Claim.

      11.6 RIGHT TO PARTICIPATE. The indemnified party agrees to afford the indemnifying party and its counsel the opportunity to be present at, and to participate in, conferences with all persons, including governmental authorities, asserting any Claim against the indemnified party or conferences with representatives of or counsel for such persons.

      11.7 PAYMENT OF DAMAGES. The indemnifying party shall pay to the indemnified party in immediately available funds any amounts to which the indemnified party may become entitled by reason of the provisions of this Agreement, such payment to be made within five days after any such amounts are finally determined either by mutual agreement of the parties hereto or pursuant to the final unappealable judgment of a court of competent jurisdiction.

                                  ARTICLE XII

                                 MISCELLANEOUS

      12.1 ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules) set forth the entire understanding of the parties with respect to the subject matter hereof. Any previous agreements or understandings (whether oral or written) between the parties regarding the subject matter hereof are merged into and superseded by this Agreement.

      12.2 SUCCESSORS AND ASSIGNS. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors of the parties hereto; provided that this Agreement, including the representations and warranties herein, may not be assigned by Seller or the Shareholders without the prior written consent of Purchaser and Castle or by Purchaser and Castle to any Person without the prior written consent of Seller.

      12.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

      12.4 HEADINGS. The headings of the Articles, Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

      12.5 MODIFICATION AND WAIVER. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

      12.6 NO THIRD PARTY BENEFICIARY RIGHTS. This Agreement is not intended to and shall not be construed to give any Person (other than the parties signatory hereto any interest or rights (including, without limitation, any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

      12.7 SALES AND TRANSFER TAXES. Purchaser shall be responsible for and pay all applicable sales, stamp, transfer, documentary, use, registration, filing and other taxes and fees (including any penalties and interest) that may become due or payable in connection with this Agreement and the transactions contemplated hereby.

      12.8 EXPENSES. Except as otherwise provided in this Agreement, Seller, the Shareholders and Purchaser shall each pay all costs and expenses incurred by them or on their behalf in connection with this Agreement and the transactions contemplated hereby.

      12.9 NOTICE. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party shall be sufficiently given if delivered in person or sent by telecopier or registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

            if to Purchaser, to:

            Castle Dental Centers of New York, Inc.

            if to Castle, to:

            Castle Dental Centers, Inc.
            1360 Post Oak Boulevard
            Suite 1300
            Houston, Texas   77056-3021

            with a copy to:

            Mr. William D. Gutermuth
            Bracewell & Patterson, LLP
            South Tower Pennzoil Place
            711 Louisiana, Suite 2900
            Houston, Texas   77002-2856

            if to Seller or the Shareholders to:

            Jules V. Lane D.D.S. d/b/a American Dental Centers
            35 Broadway
            Hicksville, New York   11801
            Attention:  Jules V. Lane D.D.S.

            J.V. Lane Professional Corporation d/b/a American Dental Centers 35 Broadway
            Hicksville, New York   11801
            Attention:  Jules V. Lane D.D.S.

            Lisadent Corp.
            35 Broadway
            Hicksville, New York   11801
            Jules V. Lane D.D.S.

            with a copy to:

            Mr. Michael G. Yamin
            Kaufmann, Feiner, Yamin,
              Gildin & Robbins, LLP
            777 Third Avenue
            New York, New York   10017

or at such other address for a party as shall be specified by like notice, and such notice or communication shall be deemed to have been duly given as of the date so delivered, mailed or sent by telecopier.

      12.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regards to conflict of law rules thereof.

      12.11 CONFIDENTIALITY; PUBLICITY. The terms and conditions of this Agreement shall not be disclosed by any party hereto without the prior written consent of the other parties; provided, however, that Purchaser may disclose such information as is required to comply with the requirements of its lenders and investors and to comply with applicable securities laws. No party hereto shall issue any press release or make any other public statement, in each case relating to or connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of the other party hereto to the contents and the manner of presentation and publication thereof.

      12.12 CONSENT TO JURISDICTION. Any judicial proceeding brought against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto shall be brought in any federal or state court located in New York, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts for itself the exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.

      12.13 SEVERABILITY. If any provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled.

      12.14 ENFORCEMENT. The parties hereto agree that the remedy at law for any breach of this Agreement is inadequate and that should any dispute arise concerning the sale of the Assets or any other matter hereunder, this Agreement shall be enforceable in a court of equity by an injunction or a decree of specific performance. Such remedies shall, however, be cumulative and nonexclusive, and shall be in addition to any other remedies which the parties hereto may have.

      12.15 GUARANTY OF OBLIGATIONS. Castle hereby unconditionally guarantees the performance by Purchaser of each of its obligations contained in this Agreement.

      12.16 CONSENT TO DISCLOSURE. Sellers and the Shareholders hereby consent to the inclusion of the information and the references to them contained in the Registration Statement as originally filed, but not any amendment thereto.

      IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

                       CASTLE DENTAL CENTERS OF NEW YORK,
                                    INC.

                        By:_____________________________
                            Name: Jack H. Castle, Jr.
                            Title: Chief Executive Officer

                            CASTLE DENTAL CENTERS, INC.

                        By:______________________________
                            Name: Jack H. Castle, Jr.
                            Title: Chief Executive Officer

                            JULES V. LANE D.D.S. D/B/A AMERICAN
                                    DENTAL CENTERS

                        By:_____________________________
                           Name: Jules V. Lane D.D.S.

                       J.V. LANE PROFESSIONAL CORPORATION
                                    D/B/A AMERICAN DENTAL CENTERS

                                    --------------------------------
                                    Name:  Jules V. Lane D.D.S.
                                    Title:  President

                                    LISADENT CORP.

                        By:______________________________
                                    Name:  Linda Lane
                                    Title:  President

                                    ----------------------------------
                                    Jules V. Lane D.D.S.


                                    ----------------------------------
                                    Linda Lane



                                    ----------------------------------
                                    Jack H. Castle, Jr., solely for purposes of Section 9.4 hereof